For the period ended 07/31/2001                                       All Series
File No. 811-2429

Sub-Item 77Q1(e):  Exhibits
--------------------------------------------------------------------------------

Shareholders at a special meeting held on July 20, 2001 approved a new advisory agreement between USAA MUTUAL FUND, INC. and USAA INVESTMENT MANAGEMENT COMPANY. The following is the approved agreement.



                               ADVISORY AGREEMENT



         AGREEMENT made as of the 1st day of August, 2001 between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the state of Delaware and having a place of business in San Antonio, Texas (the "Manager"), and USAA MUTUAL FUND, INC., a corporation organized under the laws of the state of Maryland and having a place of business in San Antonio, Texas (the "Company").

         WHEREAS, the Company is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Manager is engaged principally in the business of rendering investment management services and is registered under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, the Company is authorized to issue shares of capital stock (the "Shares") in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Company presently offers Shares in each of the classes identified in Schedule A hereto (the "Existing Funds") (such classes, together with all other classes subsequently established by the Company with respect to which the Company desires to retain the Manager to render investment advisory services hereunder and with respect to which the Manager is willing so to do, being herein collectively referred to as the "Funds");

         NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

         1.       APPOINTMENT OF MANAGER.

         (a) EXISTING FUNDS. The Company hereby appoints the Manager to act as manager and investment adviser for each of the Existing Funds for the period and on the terms herein set forth. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         (b) ADDITIONAL FUNDS. In the event that the Company establishes one or more classes of Shares other than the Existing Funds with respect to which it desires to retain the Manager to render management and investment advisory services hereunder, it shall so notify the Manager in writing. If the Manager is willing to render such services it shall notify the Company in writing, whereupon the Company shall appoint the Manager to act as manager and investment adviser for each of such classes of Shares for the period and on the terms herein set forth, the Manager shall accept such appointment and agree to render the services herein set forth for the compensation herein provided, and each of such classes of Shares shall become a Fund hereunder.

         2.       DUTIES OF MANAGER.

         The Manager, at its own expense, shall furnish the following services and facilities to the Company:

         (a) INVESTMENT PROGRAM. The Manager will (i) furnish continuously an investment program for each Fund, (ii) determine (subject to the overall supervision and review of the Board of Directors of the Company) what investments shall be purchased, held, sold or exchanged for each Fund and what portion, if any, of the assets of each Fund shall be held uninvested, and (iii) make changes on behalf of the Company in the investments of each Fund.

         (b) MONITORING. Should the Company's Board of Directors determine it is in the best interests of a Fund's shareholders to invest all of its investable assets in another mutual fund with substantially the same investment objective (the "Portfolio"), the Manager will monitor the services provided to the Portfolio, subject always to the control of the Company's Board of Directors. Such monitoring may include among other things, review of Portfolio reports showing the composition of securities in the Portfolio on a periodic basis and periodic review of investment practices of the Portfolio. The Manager will report to the Company's Board of Directors, at least annually, on the results of such monitoring such that the Board may determine whether continued investment exclusively in the Portfolio is in the best interests of the Fund's shareholders.

         3.       SUB-ADVISERS.

         The Manager may employ one or more sub-advisers from time to time to perform such of the acts and services of the Manager, including the selection of brokers or dealers to execute the Fund's portfolio security transactions, and upon such terms and conditions as may be agreed upon between the Manager and such investment adviser and approved by the Company's Board of Directors.

         4.       ALLOCATION OF EXPENSES.

         Except for the services and facilities to be provided by the Manager set forth in Paragraph 2 above, the Company assumes and shall pay all expenses for all other Company operations and activities and shall reimburse the Manager for any such expenses incurred by the Manager. The expenses to be borne by the Company shall include, without limitation:

         (a) the charges and expenses of any registrar, share transfer or dividend disbursing agent, custodian, or depository appointed by the Company for the safekeeping of its cash, portfolio securities and other property;

         (b)  the charges and expenses of auditors;

         (c) brokerage commissions for transactions in the portfolio securities of the Company;

         (d) all taxes, including issuance and transfer taxes, and fees payable by the Company to federal, state or other governmental agencies;

         (e)  the cost of share certificates representing Shares of the Company;

         (f) fees involved in registering and maintaining registrations of the Company and of its Shares with the Securities and Exchange Commission and various states and other jurisdictions;

         (g) all expenses of shareholders' and Directors' meetings and of preparing, printing and mailing proxy statements, quarterly reports, semiannual reports, annual reports and other communications (including Prospectuses) to existing shareholders;

         (h) compensation and travel expenses of Directors who are not "interested persons" within the meaning of the 1940 Act;

         (i) the expense of furnishing or causing to be furnished to each shareholder a statement of his account, including the expense of mailing;

         (j) charges and expenses of legal counsel in connection with matters relating to the Company, including, without limitation, legal services rendered in connection with the Company's legal and financial structure and relations with its shareholders, issuance of Company Shares, and registration and qualification of securities under Federal, state and other laws;

         (k) membership or association dues for the Investment Company Institute or similar organizations;

         (l)  interest payable on Company borrowings; and

         (m)  postage.

         5.       ADVISORY FEE.

         (a) For the services and facilities to be provided by the Manager as provided in Paragraph 2(a) hereof, the Company shall pay to the Manager a monthly fee with respect to each Fund computed as set forth in Schedule B or Schedule C hereto. For the services and facilities to be provided by the Manager as provided in Paragraph 2(b) hereof, the Company shall pay no fee.

         (b) The Manager may from time to time and for such periods as it deems appropriate voluntarily waive fees or otherwise reduce its compensation hereunder. With respect to each Fund identified in Schedule D hereto, in addition to any amounts otherwise payable to the Manager as an advisory fee for current services under this Agreement, the Company shall be obligated to pay the Manager amounts previously waived or expenses paid by the Manager with respect to such Fund, provided that such additional payments are made not later than the date identified in Schedule D hereto as the "Ending Date" and provided further that the amount of such additional payment in any year, together with all other expenses of the Fund, in the aggregate, would not cause the Fund's expense ratio in such year to exceed the percentage of the Fund's average net assets identified in Schedule D.

         (c) In the event this Agreement is terminated with respect to any one or more Funds as of a date other than the last day of any month, the Manager shall pay the Company a pro rata portion of the amount that the Manager would have been required to pay, if any, had this Agreement remained in effect for the full month, subject to such other adjustments as may be provided in Schedule B hereto.

         6.       COMPANY TRANSACTIONS.

                  In connection with the management of the investment and reinvestment of the assets of the Company, the Manager, acting by its own officers, directors or employees or by a duly authorized subcontractor, is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Company and is directed to use its best efforts to seek on behalf of a Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Company and its shareholders, the Manager shall have the right, subject to the control of the Board of Directors, to follow a policy of selecting brokers and dealers who furnish statistical, research and other services to the Company or to the Manager.

         7.       RELATIONS WITH COMPANY.

         Subject to and in accordance with the Articles of Incorporation and Bylaws of the Company and of the Manager, respectively, it is understood that Directors, officers, agents and shareholders of the Company are or may be interested in the Manager (or any successor thereof) as directors, officers, or otherwise, that directors, officers, agents and shareholders of the Manager are or may be interested in the Company as Directors, officers, shareholders or otherwise, that the Manager (or any such successor) is or may be interested in the Company as a shareholder or otherwise and that the effect of any such interests shall be governed by said Articles of Incorporation and Bylaws.



         8.       LIABILITY OF MANAGER.

         Neither the Manager nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Manager against any liability to the Company or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement. Nor shall any provision hereof be deemed to protect any Director or officer of the Company against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his duties or the reckless disregard of his obligations and duties. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         9.       DURATION AND TERMINATION OF THIS AGREEMENT.

(a) DURATION. This Agreement shall be executed on the first date upon which the Agreement shall have been approved by a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of any Existing Fund. This Agreement shall become effective with respect to any Existing Fund on the first day of the first month following the date upon which the Agreement shall have been approved by a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of such Existing Fund, and with respect to any additional Fund on the date set forth in the notice from the Manager in accordance with Paragraph 1(b) hereof that the Manager is willing to serve as Manager with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect with respect to each Existing Fund through July 31, 2003, and, with respect to each additional Fund, through the first July 31 occurring more than twelve months after the date on which such Fund becomes a Fund hereunder, and shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to any such Fund is approved at least annually (a) by either the Directors of the Company or by vote of a majority of the outstanding voting shares (as defined in the 1940 Act) of such Fund, and (b) in either event by the vote of a majority of the Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         Any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of any Fund shall be effective to continue this Agreement with respect to any such Fund notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected thereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Company, unless such approval shall be required by any other applicable law or otherwise.

         (b) TERMINATION. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Directors of the Company or by vote of a majority of the outstanding shares (as defined in the 1940 Act), or by the Manager on sixty (60) days' written notice to the other party.

         (c) AUTOMATIC TERMINATION. This Agreement shall automatically terminate in the event of its assignment.

         10.      NAME OF COMPANY.

         It is understood that the name "USAA," and any logo associated with that name, is the valuable property of the United Services Automobile Association, and that the Company has the right to include "USAA" as a part of its name only so long as this Agreement shall continue and the Manager is a wholly owned subsidiary of the United Services Automobile Association. Upon termination of this Agreement the Company shall forthwith cease to use the "USAA" name and logo and shall submit to its shareholders an amendment to its Articles of Incorporation to change the Company's name.

         11.      PRIOR AGREEMENT SUPERSEDED.

         This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties.

         12.      SERVICES NOT EXCLUSIVE.

         The services of the Manager to the Company hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

USAA MUTUAL FUND, INC.                              USAA INVESTMENT MANAGEMENT
                                                      COMPANY



By:                                                 By:
   ------------------------------                      -------------------------
Name:  Christopher W. Claus                         Name: David G. Peebles
Title:  President                                   Title: Senior Vice President

                        SCHEDULE A TO ADVISORY AGREEMENT

                                LISTING OF FUNDS


         NAME OF FUND

     AGGRESSIVE GROWTH FUND
     CAPITAL GROWTH FUND
     FIRST START GROWTH FUND
     GROWTH FUND
     GROWTH & INCOME FUND
     HIGH-YIELD OPPORTUNITIES FUND
     INCOME FUND
     INCOME STOCK FUND
     INTERMEDIATE-TERM BOND FUND
     MONEY MARKET FUND
     SCIENCE & TECHNOLOGY FUND
     SHORT-TERM BOND FUND
     SMALL CAP STOCK FUND

                     SCHEDULE B TO ADVISORY AGREEMENT - FOR
                       FUNDS WITH PERFORMANCE ADJUSTMENTS

This Schedule B shall apply to each of the Funds identified on Schedule B-1 hereto (each, a "Fund").

        (a) GENERAL. The Company shall pay to the Manager, as compensation for the Manager's services and expenses assumed hereunder, a fee determined with respect to each Fund, which shall be composed of the Basic Fee (defined below) and a Performance Adjustment (defined below) to the Basic Fee based upon the investment performance of a class of shares of the Fund in relation to the investment record of a securities index determined by the Directors of the Company to be appropriate over the same period.

        (b) INDEX, CLASS AND CHANGES THERETO. The Directors have initially designated for each Fund the index and class of shares of the Fund identified on Schedule B-1 as the index and class to be used for purposes of determining the Performance Adjustment (referred to herein as the "Index" and the "Class," respectively). From time to time, the Directors may, by a vote of the Directors of the Company voting in person, including a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940
Act) of any such parties, determine (i) that another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of the Company; and/or (ii) that a different class of shares of the Company representing interests in a Fund other than the Class is most appropriate for use in calculating the Performance Adjustment. After ten days' written notice to the Manager, a different index (the "Successor Index") may be substituted for the Index in prospectively calculating the Performance Adjustment, and/or a different class of shares (the "Successor Class") may be substituted in calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the performance period prior to the adoption of the Successor Index will still be based upon the Fund's performance compared to the Index. The use of a Successor Class of shares for purposes of calculating the Performance Adjustment shall apply to the entire performance period so long as such Successor Class was outstanding at the beginning of such period. In the event that such Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Period shall be calculated using the Successor Class of shares previously designated.

        (c) BASIC FEE. The basic fee for a Fund (the "Basic Fee") for any period shall equal: (i) the Fund's average net assets during such period, multiplied by
(ii) the annual rate identified for such Fund on Schedule B-1 hereto, multiplied by (iii) a fraction, the numerator of which is the number of calendar days in the payment period and the denominator of which is 365 (366 in leap years).

        (d) PERFORMANCE ADJUSTMENT. The amount of the performance adjustment (the "Performance Adjustment") shall equal: (i) the average net assets of the Fund over the Performance Period (as defined below), multiplied by (ii) the Adjustment Rate (as defined below), multiplied by (iii) a fraction, the numerator of which shall be the number of days in the last month of the Performance Period and the denominator of which shall be 365. The resulting dollar figure will be added to or subtracted from the Basic Fee depending on whether the Fund experienced better or worse performance than the Index.

        (e) ADJUSTMENT RATE. The adjustment rate (the "Adjustment Rate") shall be as set forth in Schedule B-2 for each Fund, provided, however, that the Performance Adjustment may be further adjusted to the extent necessary to insure that the total adjustment to the Basic Fee on an annualized basis does not exceed the maximum Performance Adjustment identified for such Fund in Schedule B-2.

        (f) PERFORMANCE PERIOD. The performance period (the "Performance Period") shall commence on the first day of the month next occurring after this Agreement becomes effective with respect to the Fund (the "Commencement Date"), provided, however, that if this Agreement should become effective on the first day of a month with respect to a Fund, then the Commencement Date shall be the first day of such month. The Performance Period shall consist of the current month plus the preceding months through the Commencement Date until a period of 36 months is included in the Performance Period, provided, however, that no Performance Adjustment shall be made with respect to any period that is less than 12 months. In months subsequent to a 36-month Performance Period having been reached, the Performance Period will be a rolling 36-month period consisting of the most recently completed month and the previous 35 months.

        (g) MEASUREMENT CALCULATION. The Fund's investment performance will be measured by comparing the (i) opening net asset value of one share of the Class of the Fund on the first business day of the Performance Period with (ii) the closing net asset value of one share of the Class of the Fund as of the last business day of such period. In computing the investment performance of the Fund and the investment record of the Index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable undistributed realized long-term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Fund, and all cash distributions of the companies whose securities comprise the Index, will be treated as reinvested in accordance with Rule 205-1 or any other applicable rule under the Investment Advisers Act of 1940, as the same from time to time may be amended.

        (h) PAYMENT OF FEES. The Management Fee payable hereunder shall be computed daily and paid monthly in arrears.

        (i) AVERAGE NET ASSETS. The term "average net assets" of a Fund as used herein for any period shall mean the quotient produced by dividing (i) the sum of the net assets of the Fund, as determined in accordance with procedures established from time to time under the direction of the Board of Directors of the Company, for each calendar day of such period, by (ii) the number of such days.

        (j) TERMINATION. In the event this Agreement with respect to any Fund is terminated as of a date other than the last day of any month, the Basic Fee shall be computed on the basis of the period ending on the last day on which this Agreement is in effect for such Fund, subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. The amount of any Performance Adjustment to the Basic Fee will be computed on the basis of and applied to the average net assets over the Performance Period ending on the last day on which this Agreement is in effect for such Fund.

              SCHEDULE B-1 TO ADVISORY AGREEMENT - LISTING OF FUNDS
                           WITH PERFORMANCE ADJUSTMENT

                                                                    ANNUAL BASIC
NAME OF FUND                           PERFORMANCE INDEX              FEE RATE
------------                           -----------------             ----------
AGGRESSIVE GROWTH FUND                  MID-CAP GROWTH                    *
CAPITAL GROWTH FUND                     MID-CAP GROWTH                  .85%
FIRST START GROWTH FUND                LARGE-CAP GROWTH                 .75%
GROWTH FUND                            LARGE-CAP GROWTH                 .75%
GROWTH & INCOME FUND                    LARGE-CAP CORE                  .60%
HIGH-YIELD OPPORTUNITIES FUND         HIGH CURRENT YIELD                .50%
INCOME FUND                        CORPORATE DEBT FUNDS A RATED         .24%
INCOME STOCK FUND                        EQUITY INCOME                  .50%
INTERMEDIATE-TERM BOND FUND     INTERMEDIATE INVESTMENT GRADE DEBT       **
SCIENCE & TECHNOLOGY FUND             SCIENCE & TECHNOLOGY              .75%
SHORT-TERM BOND FUND               SHORT INVESTMENT GRADE DEBT          .24%
SMALL CAP STOCK FUND                     SMALL-CAP CORE                 .75%

    * THE FEE IS COMPUTED AT ONE-HALF OF ONE PERCENT (.50%) OF THE FIRST $200 MILLION OF AVERAGE NET ASSETS, TWO-FIFTHS OF ONE PERCENT (.40%) FOR THAT PORTION OF AVERAGE NET ASSETS IN EXCESS OF $200 MILLION BUT NOT OVER $300 MILLION, AND ONE-THIRD OF ONE PERCENT (.33%) FOR THAT PORTION OF AVERAGE NET ASSETS IN EXCESS OF $300 MILLION.
   ** THE FEE IS COMPUTED AT ONE-HALF OF ONE PERCENT (.50%) OF THE FIRST $50 MILLION OF AVERAGE NET ASSETS, TWO-FIFTHS OF ONE PERCENT (.40%) OF THAT PORTION OF AVERAGE NET ASSETS OVER $50 MILLION BUT NOT OVER $100 MILLION, AND THREE-TENTHS OF ONE PERCENT (.30%) OF THAT PORTION OF AVERAGE NET ASSETS IN EXCESS OF $100 MILLION.

        SCHEDULE B-2 TO ADVISORY AGREEMENT - PERFORMANCE ADJUSTMENT RATE

    HIGH-YIELD OPPORTUNITIES FUND                          INCOME FUND
     INTERMEDIATE-TERM BOND FUND                      SHORT-TERM BOND FUND

   OVER/UNDER PERFORMANCE RELATIVE                 PERFORMANCE ADJUSTMENT RATE
      TO INDEX (IN BASIS POINTS)               (IN BASIS POINTS AS A PERCENTAGE
                                                      OF AVERAGE NET ASSETS)
             +/- 20 to 50                                      +/- 4

             +/- 51 to 100                                     +/- 5

         +/- 101 and greater                                   +/- 6




         AGGRESSIVE GROWTH                             CAPITAL GROWTH FUND
      FIRST START GROWTH FUND                             GROWTH FUND
       GROWTH & INCOME FUND                            INCOME STOCK FUND
     SCIENCE & TECHNOLOGY FUND                       SMALL CAP STOCK FUND

   OVER/UNDER PERFORMANCE RELATIVE               PERFORMANCE ADJUSTMENT RATE
     TO INDEX (IN BASIS POINTS)                (IN BASIS POINTS AS A PERCENTAGE
                                                     OF AVERAGE NET ASSETS)
           +/- 100 to 400                                    +/- 4

           +/- 401 to 700                                    +/- 5

         +/- 701 and greater                                 +/- 6

                  SCHEDULE C TO ADVISORY AGREEMENT - FOR FUNDS
                        WITH NO PERFORMANCE ADJUSTMENT


This Schedule C shall apply to each of the Funds identified on Schedule C-1 hereto (each, a "Fund").


        (a) The Company shall pay to the Manager a fee for each Fund calculated daily and payable monthly in arrears, computed as a percentage of the average net assets of the Fund for such month at the rate set forth in Schedule C-1 thereto.


        (b) The "average net assets" of the Fund for any month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Fund, determined in accordance with procedures established from time to time by or under the direction of the Board of Directors of the Company, for each calendar day of such month, by (ii) the number of such days.

             SCHEDULE C-1 TO ADVISORY AGREEMENT - LISTING OF FUNDS
                                  AND FEE RATES


        NAME OF FUND                                    FEE RATE

      MONEY MARKET FUND                                   .24%

              SCHEDULE D TO ADVISORY AGREEMENT- FOR FUNDS WITH FEE
                 WAIVER AND EXPENSE REIMBURSEMENT RECOVERY PLANS

     NAME OF FUND                         ENDING DATE          PERCENTAGE OF ANA

   HIGH-YIELD OPPORTUNITIES FUND          AUGUST 2, 2002              *
   INTERMEDIATE-TERM BOND FUND            AUGUST 2, 2002            .65%

* For expenses waived and amounts reimbursed prior to August 1, 2001, the Fund's expense ratio shall not exceed .75% of ANA; however, for expenses waived and amounts reimbursed from August 1, 2001 until August 2, 2002, the Fund's expense ratio shall not exceed 1.00% of ANA.